As filed with the Securities and Exchange Commission on October 2, 2000
                                            Registration No. 333-

------------------------------------------------------------------------
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                       ----------------------

                              Form S-3

                      REGISTRATION STATEMENT
                               Under

                     THE SECURITIES ACT OF 1933
                     --------------------------

                          EMC CORPORATION
       (Exact Name of Registrant as Specified in Its Charter)

     Massachusetts                                  04-2680009
(State or Other Jurisdiction                     (I.R.S. Employer
of Incorporation or Organization)               Identification No.)


                         35 Parkwood Drive
                  Hopkinton, Massachusetts  01748
                           (508) 435-1000
(Address, including Zip Code, and Telephone Number, Including Area
 Code, of Registrant's Principal Executive Offices)
                        ___________________
                        Paul T. Dacier, Esq.
             Senior Vice President and General Counsel
                          EMC Corporation
                         171  South Street
                  Hopkinton, Massachusetts  01748
                           (508) 435-1000

(Name, Address, including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)
                        ____________________
                             Copies to:
                        David B. Walek. Esq.
                            Ropes & Gray
                      One International Place
                    Boston, Massachusetts  02110
                           (617) 951-7388
                      ________________________
  Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this registration statement.
                      ________________________
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: X

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                    CALCULATION OF REGISTRATION FEE


                                                Proposed Maximum
Title of Each         Amount   Proposed Maximum    Aggregate       Amount of
Class of Securities    to be    Offering Price   Offering Price   Registration
to be Registered     Registered   Per Share(1)        (1)             Fee


Common Stock, $.01    2,020,000    $98.75        $199,475,000     $52,661.40
par value per share

(1) Based upon the average of the high and low sale prices on the New York Stock Exchange on September 27, 2000.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                       Subject to Completion, Dated October 2, 2000


                            Prospectus



                         EMC CORPORATION

                           Common Stock

                         2,020,000 Shares
                __________________________________


     The stockholder of EMC Corporation listed on page 5 is offering and selling up to 2,020,000 shares of common stock under this prospectus.


     The common stock is listed on the New York Stock Exchange with the ticker symbol: "EMC." On September 29, 2000, the closing price of one share of common stock on the New York Stock Exchange was $99 1/8.


                __________________________________



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                __________________________________



                        October     , 2000
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         TABLE OF CONTENTS

                                                              Page

     Where You Can Find More Information                   3
     The Company                                           5
     Use of Proceeds                                       5
     Selling Stockholders                                  5
     Plan of Distribution                                  6
     Legal Matters                                         7
     Experts                                               7

               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any materials that we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" the materials we file with it, which means that we can disclose important information to you by referring you to those materials. The information that we incorporate by reference in this prospectus is an important part of this prospectus. Information that we later file with the SEC will automatically update and supersede the information that we now incorporate by reference. We incorporate by reference in this prospectus the documents listed below:

     -   Annual Report on Form 10-K for the fiscal year ended December
         31, 1999;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

     - Current Reports on Form 8-K filed with the SEC on February 22, 2000, April 18, 2000 and May 9, 2000; and

     - The description of our Common Stock on Form 8-A that we filed with the SEC on March 4, 1988.

We also incorporate by reference in this prospectus any documents that we later file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date on which we filed the registration statement of which this prospectus is a part and until the selling stockholder sells all the shares covered by this prospectus or until this offering otherwise terminates.

     You may request at no cost a copy of any or all of the documents that we have incorporated by reference in this prospectus by writing or telephoning us at the following address:

               Investor Relations Department
               EMC Corporation
               171 South Street
               Hopkinton, Massachusetts 01748
               (508) 435-1000

     We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 relating to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about the shares.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     We are not offering the shares in any state or foreign jurisdiction where that offering is not permitted.

                         EMC CORPORATION

     Founded in 1979, EMC designs, manufactures, markets and supports a wide range of hardware and software products and provides services for the storage, management, protection and sharing of electronic information. These integrated solutions enable organizations to create an electronic infrastructure. These solutions are comprised of enterprise storage systems, networks, software and services.

     Our mailing address and telephone number appear below.

          EMC Corporation
          171 South Street
          Hopkinton, Massachusetts 01748
          (508) 435-1000


                         USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the selling stockholder. We will not receive any proceeds from this offering.


                       SELLING STOCKHOLDERS

     Fidelity High Tech Advisor A Fund, LLC, which we refer to as the LLC, acquired the shares of common stock covered by this prospectus from Richard J. Egan and Maureen E. Egan. Richard and Maureen Egan transferred 20,200 shares and 1,999,800 shares, respectively, into the LLC. Richard and Maureen Egan own 1% and 99% of the membership interests, respectively, in the LLC.

     The material relationship between us and the LLC is as follows: Richard Egan has been a Director since May 1992 and Chairman of the Board of Directors since January 1998, and his wife, Maureen Egan, has served as a Director since March 1993.

     Richard and Maureen Egan intend to sell their membership interests in the LLC. Any future purchaser of these interests who exercises investment control over the LLC may be deemed a beneficial owner of the shares of EMC common stock owned by the LLC. At the time of the transfer of the interests, we will file a prospectus supplement to identify the new beneficial owners.

     The shares listed below represent all of the shares that the LLC currently beneficially owns, the number of shares it may offer and the number of shares it will own after the offering assuming a sale of all of the shares. The percentage beneficial ownership in outstanding common stock is shown in parentheses next to the number of shares:

                                                        Shares Beneficially
              Shares Beneficially Owned                 Owned and Ownership
Selling       and Ownership Percentage   Shares Being   Percentage After
Stockholder   Prior to Offering (1)       Offered       Offering (1)(2)
-----------   -------------------------  ------------   -------------------

Fidelity High Tech
Advisor A Fund, LLC   2,020,000 (*)       2,020,000            ---
--------------------
*Less than 1%

(1) Excludes 11,000,000 shares of common stock held by Richard J. Egan and 6,078,494 shares of common stock held by Maureen E. Egan other than by virtue of their ownership of the LLC interests.

(2) Assumes that all of the shares held by the selling stockholder and being offered under this prospectus are sold, and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.


                       PLAN OF DISTRIBUTION

  The shares covered by this prospectus are being registered to permit their offer and sale by the LLC.

  The offer and sale, from time to time, of the shares owned by the LLC may be made in one or more transactions on the New York Stock Exchange or otherwise, at prices and at terms then prevailing or prices related to the then current market price, or in negotiated transactions. These sales may take one or more of the following forms:

      -  in the over-the-counter market;

      - in private transactions other than in the over-the-counter market;

      -  in connection with short sales of shares of common stock;

      -  by pledge to secure debts and other obligations;

      - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions or in settlement of other transactions in standardized or over-the-counter options; or

      -  in a combination of any of the above transactions.


  The LLC may use broker-dealers to sell the shares. If this happens, broker-dealers will either receive discounts or commissions from the LLC or they will receive commissions from purchasers of shares for whom they acted as agents. Any broker-dealer that acts in connection with the sale of shares might be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold while acting as a principal might be deemed to be an underwriting discount or commission under the Securities Act.

  The LLC may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

  The Common Stock is listed for trading on the New York Stock
Exchange, and the shares have been approved for listing on the New York Stock Exchange.


                           LEGAL MATTERS

  For the purposes of this offering, Paul T. Dacier, Senior Vice President and General Counsel of EMC, is giving an opinion on the validity of the shares. As of August 31, 2000, Mr. Dacier was the beneficial owner (for purposes of the Securities Exchange Act of 1934) of 325,643 shares of common stock.


                              EXPERTS

  Our consolidated financial statements, which have been incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses in connection with the issuance of the securities being registered, all of which are being paid by the Selling Stockholder. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                            Amount
                                          ----------
     Securities and Exchange
     Commission Registration Fee         $  52,661.40
     Legal Fees and Expenses*            $  15,000
     Accounting Fees and Expenses*       $   5,000
                                         ------------
                                         ------------
                        Total            $  72,661.40

*  Estimated

Item 15.            Indemnification of Directors and Officers

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or
(iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     Article 6(k) of the Registrants Restated Articles of Organization provides as follows:

     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of the Massachusetts Business Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The forgoing provisions of this
Article 6(k) shall not eliminate the liability of a director for any act or omission occurring prior to the date on which this Article 6(k) becomes effective. No amendment to or repeal of this Article 6(k) shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     In addition, Section 7 of the Registrants Amended and Restated By-laws, entitled "Indemnification of Directors and Officers," provides as follows:

     The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that such individual's action was in the best interest of such other organization to be deemed as having acted in such manner with respect to the corporation) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation; or
(c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the corporation the amounts so paid by the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this
Section 7. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director or officer may be entitled. As used in this Section, the terms ''director'' and ''officer'' include their respective heirs, executors and administrators, and an ''interested'' director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors or officers may be entitled by contract or otherwise under law.

Item 16.  Exhibits

     The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

4.1 Restated Articles of Organization. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000.

4.2 Amended and Restated Bylaws. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000.

5.1  Opinion of Paul T. Dacier, Senior Vice President and General
     Counsel of EMC Corporation, as to the legality of the securities being registered.

23.1 Consent of Paul T. Dacier, Senior Vice President and General
     Counsel of EMC Corporation (included with Exhibit 5.1 hereof).

23.2 Consent of PricewaterhouseCoopers LLP.

24.1 Power of Attorney (included with the signature pages to this registration statement).


Item 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (i) and (ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on October 2, 2000.


                                   EMC Corporation

                                   By: /s/  Paul T. Dacier
                                       --------------------------------
                                       Name:  Paul T. Dacier
                                       Title: Senior Vice President and
                                       General Counsel


                         POWER OF ATTORNEY

  We, the undersigned officers and directors of EMC Corporation, hereby severally constitute Michael C. Ruettgers, William J. Teuber, Jr. and Paul T. Dacier, and each of them singly, our true and lawful attorneys-in-fact with full power of substitution and resubstitution, for them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including pre-effective and post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable EMC Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said registration statement and any and all amendments thereto.

  Witness our hands and common seal on the dates set forth below.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  Signatures                     Title                       Date
  ----------                     -----                       ----

/s/ Richard J. Egan         Chairman of the Board       October 2, 2000
--------------------------  (Principal Executive
    Richard J. Egan          Officer) and Director

/s/ Michael C. Ruettgers    Chief Executive Officer     October 2, 2000
--------------------------  and Director
    Michael C. Ruettgers


/s/ William J. Teuber, Jr.  Senior Vice President and   October 2, 2000
    ----------------------  Chief Financial Officer
    William J. Teuber, Jr.  (Principal Financial Officer
                             and Chief Accounting Officer)

/s/ Michael J. Cronin       Director                    October 2, 2000
    ----------------------
    Michael J. Cronin


    ----------------------  Director
    John R. Egan


/s/ Maureen E. Egan         Director                    October 2, 2000
    ----------------------
    Maureen E. Egan


/s/ W. Paul Fitzgerald      Director                    October 2, 2000
    ----------------------
    W. Paul Fitzgerald


/s/ Joseph F. Oliveri       Director                    October 2, 2000
    ----------------------
    Joseph F. Oliveri


/s/ Alfred M. Zeien         Director                    October 2, 2000
    ----------------------
    Alfred M. Zeien

                          EXHIBIT INDEX


Number              Description
------              -----------

4.1 Restated Articles of Organization. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000.

4.2 Amended and Restated Bylaws. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000.

5.1 Opinion of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation, as to the legality of the securities being registered.

23.1 Consent of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation (included with Exhibit 5.1 hereof).

23.2   Consent of PricewaterhouseCoopers LLP.

24.1 Power of Attorney (included with the signature pages to this registration statement).